EXHIBIT 99.1

June 28, 2017

PayPal Appoints Ann M. Sarnoff to its Board of Directors

SAN JOSE, Calif. -- (BUSINESS WIRE) -- PayPal Holdings, Inc. (NASDAQ: PYPL) today announced it has appointed Ann M. Sarnoff to its Board of Directors. A seasoned media executive with a proven track record of creating innovative partnerships and joint ventures across the media industry, Ms. Sarnoff will serve on PayPal's Audit, Risk and Compliance Committee. Her appointment was effective June 27, 2017.

Ms. Sarnoff is President, BBC Worldwide - Americas, the main commercial arm and wholly-owned subsidiary of the public service broadcaster British Broadcasting Corporation (BBC), which operates in the Americas. In her role, Ms. Sarnoff drives growth and profit across the company’s business divisions, and oversees the amplification of BBC Worldwide’s global brands Planet Earth II, Doctor Who, Top Gear, Dancing with the Stars and BBC Earth. She was promoted to President from Chief Operating Officer in 2015. Prior to joining BBC Worldwide, she was President of Dow Jones Ventures and Senior Vice President of Strategy. She has also held roles as the Chief Operating Officer for the Women’s National Basketball Association (WNBA) and spent ten years at Viacom as Nickelodeon’s Executive Vice President for Consumer Products and Business Development, and Chief Operating Officer for VH1 and CMT. While at Viacom she helped launch new cable channels and built Nickelodeon consumer products into a multi-billion dollar business at retail.

"I join PayPal’s directors and the entire PayPal team in welcoming Ann to our Board," said Dan Schulman, president and chief executive officer of PayPal. “Ann’s experience and impressive track record of forging partnerships and joint ventures to drive profitability and growth, and building consumer-driven businesses, aligns well with our strategy. We are successfully forging alliances across our ecosystem to give our customers more choice in where and how they can pay with PayPal.”

“I am delighted and honored to serve on the Board of PayPal, especially during this transformative period for the payments and financial services industries,” said Ann M. Sarnoff. “I look forward to working with the Board and PayPal leadership to contribute to the company’s business and partnership strategy, and focus on consumer insights and engagement to support PayPal’s vision to democratize financial services for consumers and drive the global transition from cash to digital payments.”

Ms. Sarnoff holds a BS from Georgetown University’s McDonough School of Business and an MBA from Harvard Business School. For the past six years, she has been named one of the Most Powerful Women in Cable by CableFAX Magazine and was recently honored with the “Women of Achievement Award” by The Women’s Project Theater. She sits on the boards of HSNi and Georgetown University, and chairs the board of BritBox, the recently launched subscription video-on-demand service in the U.S. - a joint venture between BBC Worldwide and ITV, the UK’s biggest commercial broadcaster.

The appointment of Ms. Sarnoff will increase PayPal's Board of Directors to 10 members.

About PayPal

Fueled by a fundamental belief that having access to financial services creates opportunity, PayPal (Nasdaq: PYPL) is committed to democratizing financial services and empowering people and businesses to join and thrive in the global economy. Our open digital payments platform gives PayPal's 203 million active account holders the confidence to connect and transact in new and powerful ways, whether they are online, on a mobile device, in an app, or in person. Through a combination of technological innovation and strategic partnerships, PayPal creates better ways to manage and move money, and offers choice and flexibility when sending payments, paying or getting paid. Available in more than 200 markets around the world, the PayPal platform, including Braintree, Venmo and Xoom, enables consumers and merchants to receive money in more than 100 currencies, withdraw funds in 56 currencies and hold balances in their PayPal accounts in 25 currencies. For more information on PayPal, visit https://www.paypal.com/about. For PayPal financial information, visit https://investor.paypal-corp.com.

PayPal Investor Relations Contact:
Gabrielle Rabinovitch
Vice President, Investor Relations
grabinovitch@paypal.com

or

PayPal Media Relations Contact:
Amanda Miller, 408-219-0563
Director, Corporate Communications
amanmiller@paypal.com
Source: PayPal Holdings, Inc.

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